Genasys Extends Term Loan Maturity to July 2027

Amendment provides working capital flexibility to support strong backlog and continued growth

SAN DIEGO, CA – July 15, 2026 – Genasys Inc. (NASDAQ: GNSS), the global leader in Protective Communications®, today announced that the Company has entered into and closed a Third Amendment (the “Third Amendment”) to the Company’s Term Loan and Security Agreement (the “Term Loan Agreement”).

Under the Third Amendment, the maturity date of the term loan, which has an initial principal amount of $15.2 million, has been extended to July 13, 2027, with the interest rate maintained at three-month SOFR plus 5%. The Third Amendment is subject to additional terms, conditions and incentives, including a guaranteed minimum rate of return (“MOIC”) of 20% and requires the Company, beginning October 1, 2026, to make monthly payments of $1.0 million towards amortization of the term loan, with each such payment including the MOIC on the principal repaid.

The amended structure replaces quarterly interest payments and a single balloon payment at maturity with scheduled monthly payments, allowing the Company to retire the debt gradually from operating cash flow while preserving liquidity throughout the term. Backed by a strong backlog and growing pipeline, the Company is confident in its ability to satisfy the full obligations of the Term Loan Agreement over the next 12 months.

“The Third Amendment to our Term Loan Agreement provides the Company with the financial flexibility to fund growth and service our expanding customer base,” said Richard Danforth, Genasys’ Chief Executive Officer. “We continue to see strong demand for both our hardware and software offerings, and the Third Amendment enables us to stay focused on serving existing customers while pursuing new ones without working capital constraints tied to the timing of customer payments. Our lender's continued partnership reflects confidence in Genasys' trajectory, backlog, and pipeline, and positions us to convert that momentum into long-term shareholder value – we thank them for their continued confidence.”

Full details of the loan and any additional terms can be found in the Form 8-K the Company filed with the SEC today.

About Genasys Inc.

Genasys is the global leader in Protective Communications®, providing the most comprehensive portfolio of preparedness, response, and analytics software and hardware solutions available. The company’s Long Range Acoustic Device® (LRAD®) and Protect Platform, which includes Genasys Protect® and Genasys Evertel®, are designed around one premise: ensuring organizations and public safety agencies are Ready when it matters®. Protecting people and saving lives for over 40 years, Genasys covers more than 155 million people in all 50 states and in over 100 countries worldwide. For more information, visit genasys.com.

Forward-Looking Statements

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in any forward-looking statement. The risks and uncertainties in these forward-looking statements include without limitation risks relating to continuous delays in receiving payment under, regulatory uncertainties surrounding, or disruptions in governmental support or funding of, the Puerto Rico project, our reliance on a limited number of customers, the likely need for additional capital, actual or perceived failures or breaches of our information and security systems, the effects of continued geopolitical unrest and regional conflicts, including the conflict in Iran and its effect on global oil supply and prices, continued funding of government spending, the timing of such funding, general economic and business conditions, including unforeseen weakness in the Company’s markets, competition, changes in technology and methods of marketing, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, market acceptance of the Company’s products, shortages in components or price increases that cannot be passed on to customers, inability to fully realize the expected benefits from acquisitions and restructurings or delays in realizing such benefits, challenges in integrating acquired businesses and achieving anticipated synergies, changes to export regulations, difficulties in retaining key employees and customers, changes in the market for microcap stocks regardless of growth and value and various other factors beyond our control. Risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management’s expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding potential risks and uncertainties, see the “Risk Factors” section of the Company’s Form 10-K for the fiscal year ended September 30, 2025. Genasys Inc. disclaims any intent or obligation to publicly update or revise forward-looking statements, except as otherwise specifically stated.

Investor Relations Contact

Scott Liolios and Clay Liolios
Gateway Group, Inc.
949-574-3860
GNSS@gateway-grp.com